PRESS RELEASE

Juniata Valley Financial Corp. Announces 9.6% Increase in First Quarter Earnings for 2008 and
Declares Quarterly Dividend

Mifflintown, PA –April 21, 2008— Francis J. Evanitsky, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced operating results for the first quarter of 2008.

Net income for the quarter ended March 31, 2008 was $1,402,000, a 9.6% increase over the results for the first quarter of 2007. Basic and diluted earnings per share were $0.32 for the quarter, an increase of 10.3% as compared to 2007. Total assets at March 31, 2008 were $424.9 million, an increase of 1.1% in comparison to year-end 2007.

Mr. Evanitsky commented, “We believe that our commitment to the basics of banking and to serving the financial needs of our community has translated into a fundamentally sound balance sheet and consistently increasing earnings. We feel that this achievement is particularly meaningful as many financial institutions have recently been reporting reduced earnings and , in some cases, liquidity problems. During the first quarter, our increased net income continues to be driven by a net interest margin that exceeded 4% and 7.8% growth in non-interest income, excluding securities gains”.

Net interest income was approximately $3.9 million for the first quarter of 2008 as compared to $3.8 million in 2007. The net interest margin on a fully tax-equivalent basis increased 16 basis points, from 4.09% to 4.25%, when comparing the two periods. A loan loss provision of $32,000 was recorded in 2008, compared to $67,000 in 2007. Non-interest income increased by $81,000, or 7.8%, when comparing the two years, partially as a result of increased debit card and overdraft protection services for customers. Additionally, included in noninterest income in the first quarter of 2008 was $37,000 received through VISA’s redemption of Class B shares. Non-interest expense increased by $73,000, or 2.5%, in 2008 as compared to 2007, resulting from normal increases in operating costs.

Annualized return on average equity for the first quarter of 2008 was 11.60%, comparing favorably to the prior year’s ratio for the same period of 10.64%. For the quarters ended March 31, 2008 and 2007, annualized return on average assets was 1.34% and 1.23%, respectively.

The $0.18 dividend per share paid in the first quarter of 2008 reflected an increase of 5.9% over the dividend paid in the first quarter of 2007. Mr. Evanitsky announced that, on April 15, 2008, Juniata Valley’s Board of Directors declared a cash dividend of $.18 per share for the second quarter, payable on June 2, 2008 to shareholders of record on May 15, 2008, maintaining the 5.8% increase in regular dividends as compared to the prior year.

The Juniata Valley Bank, principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. Many factors could affect future financial results including, without limitation changes in interest rates and their impact on the level of deposits, loan demand and value of loan collateral, increased competition from other financial institutions, market value deterioration in the financial services sector, governmental monetary policy, legislation and changes in banking regulations, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions.

For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.